United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K/A
Current Report
(Amendment No.1)
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: June 22, 2023
(Date of Earliest Event Reported)
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)
(858) 284-5000
(Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 par value per share	O	New York Stock Exchange
1.125% Notes due 2027	O27A	New York Stock Exchange
1.875% Notes due 2027	O27B	New York Stock Exchange
1.625% Notes due 2030	O30	New York Stock Exchange
4.875% Notes due 2030	O30A	New York Stock Exchange
5.750% Notes due 2031	O31A	New York Stock Exchange
1.750% Notes due 2033	O33A	New York Stock Exchange
5.125% Notes due 2034	O34	New York Stock Exchange
6.000% Notes due 2039	O39	New York Stock Exchange
2.500% Notes due 2042	O42	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2023, Realty Income Corporation (the “Company”) filed a Form 8-K disclosing the appointment of Jonathan Pong as Executive Vice President, Chief Financial Officer and Treasurer of the Company (“CFO”) effective as of January 1, 2024. This amended Form 8-K/A is being filed to provide additional information about the determination of the compensation arrangements applicable to Mr. Pong as described below.

In connection with Mr. Pong’s appointment as the CFO, on December 12, 2023, the Compensation & Talent Committee of the Board approved the following compensation for Mr. Pong as the CFO: an annual base salary of $500,000 and a target annual cash bonus opportunity at 100% of base salary. In addition, Mr. Pong is eligible to participate in the Company’s long-term incentive program, with a 2024 target long-term incentive value of $1,200,000.

Mr. Pong was also designated as a participant in the Company’s Executive Severance Plan (the “Severance Plan”) and Mr. Pong and the Company entered into a participation agreement under the Severance Plan (the “Participation Agreement”). Pursuant to the Severance Plan and the Participation Agreement, if Mr. Pong’s employment with the Company is terminated by the Company without “cause” or by Mr. Pong due to a “constructive termination” (each as defined in the Severance Plan), then, subject to his execution and non-revocation of a severance agreement and general release of claims Mr. Pong will be entitled to receive:

•a lump-sum cash payment in an amount equal to the product of (x) one (or, in the event of a termination within 12 months following a change in control of the Company, two), and (y) the sum of (i) Mr. Pong’s then-current annual base salary, plus (ii) the average annual cash bonus earned by Mr. Pong for the previous three years or such lesser number of years for which Mr. Pong received an annual cash bonus (or, if Mr. Pong was not previously eligible to earn an annual cash bonus, his target annual cash bonus);

•continued group health insurance coverage at the Company’s expense during the 12 month period (or, in the event of a termination within 12 months following a change in control of the Company, the 18 month period) following Mr. Pong’s termination date or until Mr. Pong becomes covered under another group health insurance plan, whichever occurs first; and

•each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by Mr. Pong will vest in full as of his termination date, and each outstanding and unvested performance-vesting equity award held by Mr. Pong will be treated in accordance with the terms of the applicable plan and award agreement governing such award.

If Mr. Pong’s employment with the Company is terminated by reason of his death or disability, then, each outstanding and unvested time-vesting restricted stock and restricted stock unit award held by Mr. Pong will also fully vest.

Mr. Pong’s right to receive and retain the severance benefits payable under the Severance Plan is conditioned on his continued compliance with any restrictive covenants with respect to which he is bound and his timely return of all Company property in his possession following his termination date. The Participation Agreement contains certain restrictive covenants that will apply to Mr. Pong, including a confidentiality covenant that extends indefinitely.

The foregoing descriptions of the Severance Plan and the Participation Agreement are not complete and are subject to and qualified in their entirety by the terms of the Severance Plan previously filed as Exhibit 10.1 and the form of Participation Agreement filed as Exhibit 10.2, in each case, to the Company’s Current Report on Form 8-K, filed on January 18, 2019.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

104	The Form 8-K cover page, formatted in Inline Extensible Business Reporting Language and included as Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2023	REALTY INCOME CORPORATION

	By:	/s/Michelle Bushore
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary